EXHIBIT 12

                               TXU AUSTRALIA GROUP
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                            SIX MONTHS ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                                               -------------------  -----------------------------------------------------
                                                 2000      1999       1999        1998      1997       1996       1995
                                                                                                    (unaudited)(unaudited)
                                               --------- ---------  ---------  ---------  ---------  ---------  ---------
                                                                            Millions of Australian Dollars, Except Ratios

EARNINGS:
  Net income/(loss) from continuing operations   $  18.8   $ (12.6)   $  (5.9)   $  46.2    $  26.1    $   9.2    $  76.7

  Add:  Income tax expense/(benefit)                 7.6       1.2      (19.8)      35.6       31.0       16.5       12.7
        Loss on equity investments                   0.8       0.5        0.8        0.1          -          -          -
        Fixed charges (see details below)          123.5       92.1     209.3       94.9       98.9      112.7       45.5
        Amortization of capitalized interest         0.1       0.1        0.2        0.1          -          -          -
  Less: Interest capitalized                           -      (0.5)      (1.0)      (1.0)      (0.9)         -          -
                                               --------- ---------  ---------  ---------  ---------  ---------  ---------
        Total earnings                           $ 150.8   $  80.8    $ 183.6    $ 175.9    $ 155.1    $ 138.4    $ 134.9
                                               ========= =========  =========  =========  =========  =========  =========
FIXED CHARGES:
  Interest expense                               $ 122.5   $  90.7    $ 206.2    $  93.2    $  97.5    $ 111.9    $  44.5
  Capitalized interest                                 -       0.5        1.0        1.0        0.9          -          -
  Rentals representative of interest factor          1.0       0.9        2.1        0.7        0.5        0.8        1.0
                                               --------- ---------  ---------  ---------  ---------  ---------  ---------
        Total fixed charges                        123.5      92.1      209.3       94.9       98.9      112.7       45.5
                                               ========= =========  =========  =========  =========  =========  =========

RATIO OF EARNINGS TO FIXED
CHARGES
                                                     1.2     0.9(1)     0.9(2)       1.9        1.6        1.2        3.0
                                               ========= =========  =========  =========  =========  =========  =========
TXU CORP. RATIO OF EARNINGS TO
FIXED CHARGES                                        1.7       1.5        1.9        1.8        2.1        2.2        0.7
                                               ========= =========  =========  =========  =========  =========  =========

(1) The ratio of earnings to fixed charges of 0.9 for the six months ended June 30, 1999 was less than one to on coverage by $11.3 million

(2) The ratio of earnings to fixed charges of 0.9 for the year ended December 31, 1999 was less than one to one coverage by $25.7 million